Exhibit 17.1

Don W. Hryhor
PO Box 636 Station M
Calgary, Alberta T2P 2J3

March 18, 2010

Deep Well Oil & Gas, Inc.
Suite 700
10150 – 100 Street
Edmonton, AB  T5J 0P6

Attention: Horst A. Schmid, President and CEO

NOTICE OF RESIGNATION

Sir,

I hereby resign as a Director of Deep Well Oil & Gas, Inc. effective immediately.

Please acknowledge receipt below and return signed copy to myself.

Yours truly,

/s/ Don W. Hryhor

Don W. Hryhor

Acknowledged and Accepted at Edmonton Alberta this 18th day of March, 2010

/s/ Horst A. Schmid
Deep Well Oil & Gas, Inc.

Horst A. Schmid
Name

Chairman of the Board of Directors
Title